Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Constellation Brands, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-237773) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-132061, 333-146849, 333-149206, and 333-161155) of Constellation Brands, Inc. of our reports dated April 20, 2021, with respect to the consolidated balance sheets of Constellation Brands, Inc. as of February 28, 2021 and February 29, 2020, the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 28, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of February 28, 2021, which reports appear in the February 28, 2021 annual report on Form 10-K of Constellation Brands, Inc.
/s/ KPMG LLP
Rochester, New York
April 20, 2021